FieldPoint Petroleum Announces New Record Date for Warrant Dividend

February 29, 2012

Austin, TX. February 29, 2012. FieldPoint Petroleum Corporation (AMEX:FPP) announced today that its Board of Directors has set a new record date for its previously announced warrant dividend to shareholders.  The new record date will be at the close of business on March 23, 2012 (the “Record Date”).

In a press release dated January 12, 2012, the Company announced that the prior  record date was rescinded to allow for time to resolve certain regulatory issues.

The Warrant shall grant the holder the right to purchase one additional share of Common Stock for each share held on the Record Date, for a period of six years, at an exercise price of $4.00 per share. The Warrant will be distributed as soon as practicable after the Record Date. We currently expect the dividend will be paid on March 26, 2012 and that the common stock will trade ex-dividend beginning March 28, 2012.  The Company will provide an update if these target dates are modified.

Following the distribution of the Warrant, the Company will file a Registration Statement on Form S-3 registering the shares of Common Stock issuable upon exercise of the Warrants (the “Registration Statement”). The Warrants will not be exercisable until the Registration Statement is declared effective by the SEC.

Also, the Company is applying to have the Warrants approved to list and trade on the NYSE-AMEX exchange separately from the Common Stock.

FieldPoint President and CEO Ray D. Reaves said, “I am extremely pleased that we have found a way to reward our loyal shareholders in a manner that allows them to further share in the future successes of FieldPoint without having to make a financial commitment today.”

More Details Regarding the Warrant:

The dividend will consist of one (1) newly authorized Common Stock Purchase Warrant (the “Warrant”) to be distributed for every one (1) share of the Company’s Common Stock owned as of the Record Date. The Company has the right to call the Warrant for redemption in the future under certain circumstances, including the requirement that the market price of the Common Stock equal or exceed 150% of the exercise price of the Warrant ($6.00).  If the Company exercises such a redemption right, holders of the Warrant will have 30 days to exercise the Warrants.  Holders would be under no obligation to exercise the Warrants but would surrender them if they choose not to do so.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com